Bonds.com Group, Inc. 10-K

Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
IPORUSS1A, INC.

The undersigned, being the President and Chief Executive Officer of IPORUSSIA, INC. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Company, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth the proposed amendments to the Certificate of Incorporation of the Company, declaring the amendments to be advisable and calling a meeting of the stockholders of the Company for consideration thereof.

SECOND: That thereafter, the sole stockholder of the Company duly adopted resolutions by written consent on November 29, 2007.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 228 and 242 of the GCL.

FOURTH: That the Company's Certificate of Incorporation is hereby amended as follows:

RESOLVED, that the following paragraphs be added to the end of the SIXTH section:

"Effective as of December 18, 2007, each 1 share of common stock, par value $0.0001 per share, of the Corporation ("Old Common Stock"), issued and outstanding at such time shall be automatically reclassified and changed into 29.1069351 shares of Common Stock, without any action by the holder thereof; provided that fractional shares shall be rounded up to the next whole share; provided further that holders holding fewer than 2910 shares of Common Stock shall receive special treatment of their shares to prevent those stockholders from holding less than 100 shares after the reverse split (the "Reverse Stock Split").

Effective as of December 18, 2007, each certificate outstanding and previously representing shares of Old Common Stock shall, until surrendered and exchanged, be deemed, for all corporate purposes, to constitute and represent the number of whole shares of Common Stock into which the issued and outstanding shares of Old Common Stock previously represented by such certificate were converted by virtue of the Reverse Stock Split."

RESOLVED, that the first sentence of section SIXTH be deleted in its entirety and replaced with the following:

"The total number of shares of stock which the corporation shall have authority to issue shall be 151,000,000 of which 150,000,000 shares shall be common stock, par value $.0001 per share, and 1,000,000 shares shall be preferred stock, par value $.0001 per share."

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Certificate and affirmed that the statements made herein are true under penalties of perjury this 18th day of December, 2007.

IPORUSSIA, INC.

By:	/s/ Kevin R. Keating
Name:	Kevin R. Keating
Title:	Chief Executive Officer